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                  [Venable, Baetjer and Howard, LLP Letterhead]


                                November 1, 2002

Strayer Education, Inc.
1100 Wilson Blvd
Suite 2500
Arlington, VA  22209

     RE: PUBLIC OFFERING OF COMMON STOCK OF STRAYER EDUCATION, INC. PURSUANT TO A REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have acted as special Maryland counsel for Strayer Education, Inc., a Maryland corporation (the "Registrant"), in connection with the proposed public offering by New Mountain Partners, L.P. and DB Capital Investors, L.P. (collectively, the "Selling Stockholders") of 2,000,000 shares of the Registrant's Common Stock, $0.01 par value per share ("Common Stock"), subject to an option to offer an additional 300,000 shares of Common Stock to be sold by DB Capital Investors, L.P. to cover over-allotments, if any (such offered shares and the shares subject to the over-allotment option, the "Shares"), pursuant to a Registration Statement (Registration No. 333-100407) filed with the Securities and Exchange Commission (the "Commission") on Form S-3 (the "Registration Statement"). We understand and have assumed for the purpose of this opinion that the Shares will be issued and sold upon conversion of outstanding shares of Series A Convertible Preferred Stock that were issued to the Selling Stockholders on May 15, 2001 (the "Preferred Stock").

         In connection with this opinion, we have considered such questions of law as we have deemed necessary as a basis for the opinion set forth below, and we have examined or otherwise are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following:

         (i) the Registration Statement;

         (ii) a certificate, dated October 23, 2002, issued by the Maryland State Department of Assessments and Taxation ("SDAT") to the effect that the Registrant is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland as of such date (upon which we have relied as to those matters addressed therein);

         (iii) the Registrant's Charter, as certified by SDAT, including the Articles Supplementary filed with SDAT by the Registrant on May 15, 2001 (the "Articles Supplementary") and Section

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Strayer Education, Inc.
November 1, 2002
Page 2


9.3 of the Preferred Stock Purchase Agreement, dated November 28, 2000, by and among the Selling Stockholders and the Registrant, as certified by the Secretary of the Registrant as of the date hereof, which is incorporated by reference as part of the Charter;

         (iv) the Bylaws of the Registrant, as certified by the Secretary of the Registrant as of the date hereof;

         (v) certain resolutions adopted by the Board of Directors of the Registrant relating to the organization of the Registrant, the authorization and issuance of the Preferred Stock and the Shares, the registration of the Shares, and the underwriting agreement with respect to the Shares, as certified by the Secretary of the Registrant as of the date hereof;

         (vi) a certificate of the Secretary of the Registrant, dated as of the date hereof, relating to such resolutions, the conversion of the Preferred Stock and certain other matters; and

         (vii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

         In our examination, we have assumed, without independent verification, the genuineness of all signatures, the legal capacity of all natural persons, the accuracy, completeness and authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as certified, facsimile, photostatic or reproduced copies and the authenticity, accuracy and completeness of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Registrant and others.

         Based upon the foregoing, we are of the opinion that, upon due conversion of the appropriate number of shares of the Preferred Stock in accordance with the conversion provisions of the Articles Supplementary, the Shares will be duly authorized for issuance, validly issued, fully paid and nonassessable.

         This letter is strictly limited to the matters expressly set forth herein and no statements or opinions should be inferred beyond such matters. This opinion is limited to the corporate law of the State of Maryland governing matters such as the authorization and issuance of stock (without regard to the principles of conflicts of laws thereof) and is based upon and limited to such laws in effect as of the date hereof. We assume no obligation to update the opinion set forth herein.


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Strayer Education, Inc.
November 1, 2002
Page 3


This opinion does not extend to the securities or "blue sky" laws of Maryland or of any other state, to the federal securities laws, or to any other laws.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed with the Commission this day by the Registrant and the reference to our firm under the caption "Legal Matters" in the Prospectus comprising part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Commission thereunder. This opinion is intended solely for use in connection with the transactions described above. It may not be relied upon for any other purpose without our prior written consent.

                                   Very truly yours,







                                   /s/ Venable, Baetjer and Howard, LLP